EXHIBIT 99.1

Vapor Corp. Reports Third Quarter 2013 Results

Efficient Deployment of Debt Financing Proceeds leads to

Record Third Quarter and Nine Month Sales

DANIA BEACH, Fla., October 21, 2013 — Vapor Corp. (OTCQB:VPCO; “Vapor”, the “Company” or “we”), a leading U.S. based electronic cigarette company whose brands include Krave®, Fifty-One®, VaporX®, Alternacig®, EZ Smoker®, Green Puffer®, Americig®, Fumare™, Hookah Stix® and Smoke Star®, today announced its financial and operating results for the quarter and nine months ended September 30, 2013.

Financial Highlights for the third quarter ended September 30, 2013

Net sales exceeded $6.4 million, an increase of approximately $2.6 million, or approximately 66.3% from the same quarter in the preceding year. During the third quarter of 2013, we utilized all of the approximately $1.6 million of gross proceeds from the indebtedness we incurred during the third quarter to purchase additional inventory, which enabled us to fulfill the existing back orders of approximately $1.5 million (above our normal level of approximately $0.5 million) at June 30, 2013 and additional new orders, which increased sales. At September 30, 2013 our back orders reverted to normal levels. The increase in sales is primarily attributable to our ability to immediately and efficiently deploy the gross proceeds from the indebtedness we incurred during the third quarter to optimize our inventory levels to satisfy increasing demand for our products, in particular increased sales to new and other existing distributors, wholesale customers and increased direct to consumer sales, net of decreased sales to an existing distributor.

Cost of goods sold increased approximately 56.4% to approximately $3.9 million as compared to approximately $2.5 million for the same quarter in the previous year, primarily resulting from increased sales volume, product mix and lower average cost per unit through higher volume purchases from suppliers.

Gross margins increased to 38.9% from 35.1% in the same quarter in the prior year as a result of the above factors.

Selling, general and administrative expenses for the quarter ended September 30, 2013 decreased by approximately $0.1 million, or approximately 4.5% from the same quarter in the prior year primarily due to a decrease in professional and consulting fees as a result of decreased legal expenses attributable to the settlements and the stay of litigation matters.

Advertising expenses decreased approximately 50.3% to approximately $0.4 million for the quarter ended September 30, 2013 compared to approximately $0.8 million the same quarter in 2012. During the quarter ended September 30, 2013, we decreased our Internet advertising, print advertising campaigns, and new television direct marketing campaign for our Alternacig® brand and continued various other advertising campaigns. We anticipate advertising expense will increase in the fourth quarter of 2013 as we re-launch the television direct marketing campaign for our Alternacig® brand and as we re-launch our flagship KRAVE brand.

Operating income was $393,282 compared to operating losses of ($1,252,086) for the same quarter in the prior year.

Interest expense for the quarter ended September 30, 2013 and 2012 was approximately $107,867 and $41,243 respectively. The increase was attributable to the senior convertible notes and the senior note we issued during 2012 the senior convertible note we issued in January 2013, the $425,000 senior convertible notes issued in July 2013, and the $750,000 term loan and the factoring facility entered into in August 2013.

Income tax expense (benefit) for the quarter ended September 30, 2013 and 2012 was $4,590 and ($474,319), respectively.

Net income for the quarter ended September 30, 2013 was $280,827 compared to a net loss of ($819,010) for the quarter ended September 30, 2012, as a result of the items discussed above.

Financial Highlights for the nine months ended September 30, 2013

Net sales were approximately $19 million an increase of $2.1 million or approximately 12.6% as compared with the same period in the previous year. During the third quarter of 2013, we utilized all of the approximately $1.6 million of gross proceeds from the indebtedness we incurred during the third quarter to purchase additional inventory, which enabled us to fulfill the existing back orders of approximately $1.5 million (above our normal level of approximately $0.5 million) at June 30, 2013 and additional new orders, which increased sales. At September 30, 2013 our back orders reverted to normal levels. The increase in sales is primarily attributable to our ability to immediately and efficiently deploy the gross proceeds from the indebtedness we incurred during the third quarter to optimize our inventory levels to satisfy increased demand for our products, in particular increased sales to new and other existing distributors, wholesale customers and increased direct to consumer sales. The sales increase was achieved even though we had decreased sales to a distributor. During the nine months ended September 30, 2012 we initiated sales to a new distributor. Sales, net to that distributor for the nine months ended September 30, 2013 and 2012 were $1,596,964 and $4,093,086, respectively, a decrease of $2,496,122 or 61%.

Cost of goods sold increased 6.0% to approximately $11.3 million as compared to approximately $10.7 million for the nine month period in the previous year, primarily resulting from higher sales volume as well as a change in product mix and lower average cost per unit through higher volume purchases from suppliers.

Gross margins increased to 40.1% from 36.5% in the same nine month period in the prior year as a result of the above factors.

Selling, general and administrative expenses for the nine months ended September 30, 2013 decreased by approximately $230,000 or 4.5% to approximately $4.8 million from approximately $5.1 million in the same nine month period in the prior year primarily due to a decrease in professional and consulting fees as a result of decreases in legal fees due to the settlements and the stay of litigation matters.

Advertising expense decreased 24.5% to approximately $2.2 million for the nine months ended September 30, 2013 compared to approximately $2.9 million for the same period in 2012. During the nine months ended September 30, 2013, we decreased our Internet advertising and print advertising campaigns, and increased our new television direct marketing campaign for our Alternacig® brand and continued various other advertising campaigns. We anticipate advertising expense will increase in the fourth quarter of 2013 as we re-launch the television direct marketing campaign for our Alternacig® brand and as we re-launch our flagship KRAVE brand.

Operating income was $614,765 compared to operating losses of $1,786,674 for the same nine-month period in the prior year.

Interest expense for the nine months ended September 30, 2013 and 2012 was $251,276 and $43,072 respectively. The increase was attributable to the senior convertible notes and the senior note we issued during 2012, the senior convertible note we issued in January 2013, the $425,000 senior convertible notes issued in July 2013, and the $750,000 term loan and the factoring facility entered into in August 2013.

Income tax expense (benefit) for the nine months ended September 30, 2013 and 2012 was $13,770 and ($634,285), respectively.

Net income for the nine months ended September 30, 2013 was $349,721 compared to a net loss of ($1,195,461) for the none months ended September 30, 2012 as a result of the items discussed above.

Kevin Frija, Chief Executive Officer of Vapor Corp, commented, “During the quarter, we achieved record third quarter sales. We did this by utilizing the proceeds from new debt financing we obtained to purchase additional inventory, allowing us to fulfill our back orders as well as ship additional new orders. Additionally, we strengthened our balance sheet, increased our working capital and we had a profitable quarter.”

Looking ahead, Mr. Frija stated, “We have some great new products launching in the 4th quarter, for both our VaporX® line of personal vaporizers and our VaporX® Hookah Stix® brand of hookah flavored e-cigarettes, two new and fast growing segments of the personal vaporizer market. Most exciting is our branding update for our KRAVE brand which received great reviews at our recent showing at the NACS trade show in Atlanta. These improvements are expected to help our already successful brand gain incremental shelf space and market share. “

About Vapor Corp.

Vapor Corp., a publicly traded company, is a leading U.S. based electronic cigarette company, whose brands include Fifty-One®, Krave®, VaporX®, EZ Smoker®, Alternacig®, Green Puffer®, Americig®,

Fumare™, Hookah Stix® and Smoke Star®. We also design and develop private label brands for some of our distribution customers. “Electronic cigarettes” or “e-cigarettes,” are battery-powered products that enable users to inhale nicotine vapor without smoke, tar, ash or carbon monoxide. Vapor’s electronic cigarettes and accessories are available online, through direct response to our television advertisements and through retail locations throughout the United States. For more information on Vapor Corp. and its e-cigarette brands, please visit us at www.vapor-corp.com.

Safe Harbor Statement

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. These forward-looking statements concern Vapor’s operations, economic performance and financial condition and are based largely on Vapor’s beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Vapor to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Certain of these factors and risks, as well as other risks and uncertainties are stated in Vapor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in Vapor’s subsequent filings with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Vapor assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

VAPOR CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$303,097	$176,409
Due from merchant credit card processor, net of reserve for chargebacks of $2,500 and $15,000, respectively	206,565	1,031,476
Accounts receivable, net of allowance of $115,000 and $61,000, respectively	1,613,118	748,580
Inventories	3,015,714	1,670,007
Prepaid expenses	897,950	465,860
Income tax receivable	—	47,815
Deferred tax asset, net	222,130	222,130

TOTAL CURRENT ASSETS	6,258,574	4,362,277

Property and equipment, net of accumulated depreciation of $24,711 and $16,595, respectively	25,131	25,190
Other assets	55,474	12,000

TOTAL ASSETS	$6,339,179	$4,399,467

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Accounts payable	$2,616,535	$3,208,595
Accrued expenses	525,543	350,151
Term loan payable	660,539	—
Senior convertible note payable, net of debt discount of $69,734 and $0, respectively	430,266	—
Senior convertible notes payable to related parties, net of debt discount of $8,536 and $0, respectively	416,464	—
Current portion of senior convertible note payable to stockholder	166,667	—
Customer deposits	785,137	477,695
Income taxes payable	13,770	—

TOTAL CURRENT LIABILITIES	5,614,921	4,036,441

LONG-TERM DEBT:
Senior convertible notes payable to related parties, net of debt discount of $2,462 and $3,530, respectively	347,538	346,470
Senior convertible note payable to stockholder	262,820	—
Senior note payable to stockholder	—	500,000

TOTAL LONG-TERM DEBT	610,358	846,470

TOTAL LIABILITIES	6,225,279	4,882,911

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIENCY):
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 250,000,000 shares authorized, 60,372,344 and 60,185,344 shares issued and outstanding, respectively	60,372	60,185
Additional paid-in capital	1,884,813	1,637,377
Accumulated deficit	(1,831,285)	(2,181,006)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIENCY)	113,900	(483,444)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$6,339,179	$4,399,467

VAPOR CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For The Nine Months Ended September 30,		For The Three Months Ended September 30,
	2013	2012	2013	2012
SALES, NET	$18,958,196	$16,844,097	$6,411,605	$3,855,568
Cost of goods sold	11,346,696	10,703,606	3,916,281	2,504,019

GROSS PROFIT	7,611,500	6,140,491	2,495,324	1,351,549

EXPENSES:
Selling, general and administrative	4,843,242	5,073,162	1,683,787	1,762,902
Advertising	2,153,491	2,854,003	418,253	840,733

Total operating expenses	6,996,733	7,927,165	2,102,040	2,603,635

Operating income (loss)	614,767	(1,786,674)	393,284	(1,252,086)

Other expense:
Interest expense	251,276	43,072	107,867	41,243

Total other expense	251,276	43,072	107,867	41,243

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	363,491	(1,829,746)	285,417	(1,293,329)
Income tax expense (benefit)	13,770	(634,285)	4,590	(474,319)

NET INCOME (LOSS)	$349,721	$(1,195,461)	$280,827	$(819,010)

BASIC NET INCOME (LOSS) PER COMMON SHARE	$0.01	$(0.02)	$0.00	$(0.01)

DILUTED NET INCOME (LOSS) PER COMMON SHARE	$0.01	$(0.02)	$0.00	$(0.01)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING-BASIC	60,278,828	60,185,344	60,372,344	60,185,344

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING-DILUTED	61,829,701	60,185,344	62,429,724	60,185,344